EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                      Thirteen Weeks Ended
                                                      --------------------
                                                 Mar 27, 1998       Mar 28, 1997
                                                 ------------       ------------

Net earnings applicable to common shareholders
   for basic and diluted earnings per share      $      8,947       $      6,181
                                                 ============       ============


Weighted average shares outstanding for basic          25,635             25,659
   earnings per share

Dilutive effect of stock options computed
   using the treasury stock method and the
   average market price                                   604                589

Weighted average shares outstanding for diluted
   earnings per share                                  26,239             26,248
                                                 ============       ============


Basic earnings per share                         $       0.35       $       0.24
                                                 ============       ============

Diluted  earnings per share                      $       0.34       $       0.24
                                                 ============       ============